Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated March 1, 2005 accompanying the financial statements of Fidelis Energy, Inc. which are included in this Form SB-2 registration statement.  We consent to the incorporation by reference in the registration statement of the aforementioned reports.

/s/ Robison, Hill & Co.

Robison, Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

January 12, 2006